The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. Subject to completion dated September 19, 2018.

Preliminary Pricing Supplement No. T1409
To the Underlying Supplement dated April 19, 2018,
Product Supplement No. I–B dated June 30, 2017,

Product Supplement No. I–C dated June 30, 2017,
Prospectus Supplement dated June 30, 2017 and
Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 September 19, 2018

Financial Products

$ Autocallable Securities due September 26, 2023 Linked to the Performance of the Lowest Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal at maturity.
•	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and investors will receive a cash payment equal to the principal amount of securities they hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date, as set forth below.
•	If the securities are not automatically redeemed and the Final Level of each Underlying is equal to or greater than its Threshold Level, for each $1,000 principal amount of securities investors hold, investors will receive a Redemption Amount of $1,000 plus the Contingent Maximum Return expected to be $532.50 (to be determined on the Trade Date).
•	If the securities are not automatically redeemed, the Final Level of any Underlying is less than its Threshold Level but a Knock-In Event has not occurred, for each $1,000 principal amount of securities investors hold, investors will receive a Redemption Amount of $1,000 plus the Contingent Minimum Return of $100.
•	If the securities have not been automatically redeemed and a Knock-In Event has occurred, investors will lose 1% of their principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level. You could lose your entire investment.
•	Senior unsecured obligations of Credit Suisse maturing September 26, 2023. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities is expected to be determined on or about September 21, 2018 (the “Trade Date”), and the securities are expected to settle on or about September 26, 2018 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $970 per $1,000 principal amount of securities.

(2) We or any Agent (as defined in “Supplemental Plan of Distribution (Conflicts of Interest),” one of which is our affiliate) may pay varying discounts and commissions of up to $30 per $1,000 principal amount of securities. CSSU, an Agent, or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. The Agent(s) through whom we distribute securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by the Agent(s), may be compensated separately and may also receive commissions from purchasers for whom they may act as agents. CSSU will also pay certain institutions or service providers a fee of $2.50 per security in consideration for providing education, structuring or other services with respect to the distribution of the securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $950 and $980 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

September , 2018

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the EURO STOXX 50® Index, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement. For more information on the iShares® MSCI Emerging Markets ETF, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and expected Knock-In Level and Threshold Level (each level to be determined on the Trade Date):

Underlying	Ticker	Initial Level	Knock-In Level	Threshold Level	Trigger Level
EURO STOXX 50® Index	SX5E <Index>		(Approximately 60% of Initial Level)	(Approximately 88% of Initial Level)	For each Trigger Observation Date, see “Trigger Level” below.

Automatic Redemption:	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date. Payment will be made in respect of such redemption on the immediately following Automatic Redemption Date, and no further payments on the securities will be made.
Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of each Underlying on such Trigger Observation Date is equal to or greater than its Trigger Level.
Trigger Observation Dates:	As set forth in the table below. Each Trigger Observation Date is subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” For the purposes of this pricing supplement, each “Trigger Observation Date” is a calculation date.

Trigger Level:	The Trigger Levels applicable to each Trigger Observation Date are set forth in the table below and will be determined on the Trade Date.

Underlying	Ticker	Trigger Observation Date	Trigger Level
EURO STOXX 50® Index	SX5E <Index>	September 23, 2019	(100% of Initial Level)
iShares® MSCI Emerging Markets ETF	EEM <Equity>		(100% of Initial Level)
EURO STOXX 50® Index	SX5E <Index>	March 23, 2020	(Approximately 98.50% of Initial Level)
iShares® MSCI Emerging Markets ETF	EEM <Equity>		(Approximately 98.50% of Initial Level)
EURO STOXX 50® Index	SX5E <Index>	September 23, 2020	(Approximately 97% of Initial Level)
iShares® MSCI Emerging Markets ETF	EEM <Equity>		(Approximately 97% of Initial Level)
EURO STOXX 50® Index	SX5E <Index>	March 23, 2021	(Approximately 95.50% of Initial Level)

iShares® MSCI Emerging Markets ETF	EEM <Equity>		(Approximately 95.50% of Initial Level)
EURO STOXX 50® Index	SX5E <Index>	September 22, 2021	(Approximately 94% of Initial Level)
iShares® MSCI Emerging Markets ETF	EEM <Equity>		(Approximately 94% of Initial Level)
EURO STOXX 50® Index	SX5E <Index>	March 23, 2022	(Approximately 92.50% of Initial Level)
iShares® MSCI Emerging Markets ETF	EEM <Equity>		(Approximately 92.50% of Initial Level)
EURO STOXX 50® Index	SX5E <Index>	September 21, 2022	(Approximately 91% of Initial Level)
iShares® MSCI Emerging Markets ETF	EEM <Equity>		(Approximately 91% of Initial Level)
EURO STOXX 50® Index	SX5E <Index>	March 22, 2023	(Approximately 89.50% of Initial Level)
iShares® MSCI Emerging Markets ETF	EEM <Equity>		(Approximately 89.50% of Initial Level)

Automatic Redemption Dates:	September 26, 2019, March 26, 2020, September 28, 2020, March 26, 2021, September 27, 2021, March 28, 2022, September 26, 2022 and March 27, 2023 (to be determined on the Trade Date) or the next business day if such day is not a business day, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Automatic Redemption Premium Rate:	Expected to be 10.65% per annum (to be determined on the Trade Date).
Automatic Redemption Premium:	For each $1,000 principal amount of securities you hold:
• Expected to be $106.50 (to be determined on the Trade Date) if a Trigger Event occurs on the first Trigger Observation Date
• Expected to be $159.75 (to be determined on the Trade Date) if a Trigger Event occurs on the second Trigger Observation Date
• Expected to be $213 (to be determined on the Trade Date) if a Trigger Event occurs on the third Trigger Observation Date
• Expected to be $266.25 (to be determined on the Trade Date) if a Trigger Event occurs on the fourth Trigger Observation Date
• Expected to be $319.50 (to be determined on the Trade Date) if a Trigger Event occurs on the fifth Trigger Observation Date
• Expected to be $372.75 (to be determined on the Trade Date) if a Trigger Event occurs on the sixth Trigger Observation Date
• Expected to be $426 (to be determined on the Trade Date) if a Trigger Event occurs on the seventh Trigger Observation Date
• Expected to be $479.25 (to be determined on the Trade Date) if a Trigger Event occurs on the eighth Trigger Observation Date

Redemption Amount:	At maturity, if the securities are not automatically redeemed, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Underlying Return:	For each Underlying, the Underlying Return is expressed as a percentage and is calculated as follows:

If the Final Level of each Underlying is equal to or greater than its Threshold Level, the Contingent Maximum Return.

The maximum payment on the securities, assuming a Contingent Maximum Return of 53.25% (to be determined on the Trade Date), is expected to be $1,532.50 per $1,000 principal amount of securities.

If the Final Level of any Underlying is less than its Threshold Level and:
•	a Knock-In Event has not occurred, the Contingent Minimum Return.
•	a Knock-In Event has occurred, an amount calculated as follows:
Final Level – Initial Level Initial Level

If the securities are not automatically redeemed prior to maturity and a Knock-In Event has occurred, the Underlying Return of the Lowest Performing Underlying will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Knock-In Event:	A Knock-In Event has occurred if the Final Level of any Underlying is less than its Knock-In Level.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Contingent Maximum Return:	Expected to be 53.25% (to be determined on the Trade Date)
Contingent Minimum Return:	Expected to be 10% (to be determined on the Trade Date)
Valuation Date:	September 21, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	September 26, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22551LBU3

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplements dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated April 19, 2018: https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

•	Product Supplement No. I-B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Product Supplement No. I−C dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts

The tables and examples below illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a range of scenarios. The tables and examples assume that (i) the Automatic Redemption Premiums applicable to the first, second, third, fourth, fifth, sixth, seventh and eighth Trigger Observation Dates are $106.50, $159.75, $213, $266.25, $319.50, $372.75, $426 and $479.25 respectively, (ii) the Knock-In Level for each Underlying is 60% of the Initial Level of such Underlying, (iii) the Contingent Maximum Return is 53.25%, (iv) the Contingent Minimum Return is 10% and (v) the Threshold Level for each Underlying is 88% of the Initial Level of such Underlying. The actual Trigger Levels, Automatic Redemption Premiums, Knock-In Levels, Contingent Maximum Return, Contingent Minimum Return and Threshold Levels will be determined on the Trade Date.

The examples are intended to illustrate hypothetical calculations of the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable, and are provided for illustration purposes only. The actual payment upon Automatic Redemption or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will receive will depend on several variables, including, but not limited to (a) whether the closing level of each Underlying is equal to or greater than its Trigger Level on any Trigger Observation Date, (b) the Final Level of each Underlying and (c) whether a Knock-In Event has occurred. It is not possible to predict whether a Trigger Event or a Knock-In Event will occur, and in the event that the securities are not automatically redeemed and there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and the examples below have been rounded for ease of analysis.

TABLE 1: The securities are not automatically redeemed.

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount
100%	53.25%	$1,532.50
90%	53.25%	$1,532.50
80%	53.25%	$1,532.50
70%	53.25%	$1,532.50
60%	53.25%	$1,532.50
50%	53.25%	$1,532.50
40%	53.25%	$1,532.50
30%	53.25%	$1,532.50
20%	53.25%	$1,532.50
10%	53.25%	$1,532.50
0%	53.25%	$1,532.50
−10%	53.25%	$1,532.50
−12%	53.25%	$1,532.50
−13%	10%	$1,100
−20%	10%	$1,100
−30%	10%	$1,100
−40%	10%	$1,100
−41%	−41%	$690
−50%	−50%	$500
−60%	−60%	$400
−70%	−70%	$300
−80%	−80%	$200
−90%	−90%	$100
−100%	−100%	$0

TABLE 2: The securities are automatically redeemed.

Trigger Observation Date on which a Trigger Event occurs	Automatic Redemption Premium applicable to the Trigger Observation Date	Cash payment per $1,000 principal amount of securities
First Trigger Observation Date	$106.50	$1,106.50
Second Trigger Observation Date	$159.75	$1,159.75
Third Trigger Observation Date	$213	$1,213
Fourth Trigger Observation Date	$266.25	$1,266.25
Fifth Trigger Observation Date	$319.50	$1,319.50
Sixth Trigger Observation Date	$372.75	$1,372.75
Seventh Trigger Observation Date	$426	$1,426
Eighth Trigger Observation Date	$479.25	$1,479.25

Example 1: The securities are not automatically redeemed on the first Trigger Observation Date and the closing level of each Underlying on the second Trigger Observation Date is equal to or greater than its Trigger Level.

Underlying	Closing level on the first Trigger Observation Date	Closing level on the second Trigger Observation Date	Final Level
SX5E	Less than Trigger Level	Greater than Trigger Level	N/A
EEM	Less than Trigger Level	Equal to Trigger Level	N/A

Because the closing level of each Underlying is equal to or greater than its Trigger Level on the second Trigger Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the second Trigger Observation Date:

= $1,000 + $159.75 = $1,159.75

Example 2: The securities are not automatically redeemed; the Final Level of each Underlying is equal to or greater than its Threshold Level.

Underlying	Closing level on each Trigger Observation Date	Final Level
SX5E	Various (all less than Trigger Level)	180% of Initial Level
EEM	Various (all greater than Trigger Level)	200% of Initial Level

Because the Final Level of each Underlying is equal to or greater than its Threshold Level, the Underlying Return of the Lowest Performing Underlying will equal the Contingent Maximum Return of 53.25%.

The Redemption Amount = $1,000 × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 + $532.50 = $1,532.50

Example 3: The securities are not automatically redeemed; the Final Level of each Underlying is greater than its respective Knock-In Level.

Underlying	Closing level on each Trigger Observation Date	Final Level
SX5E	Various (all less than Trigger Level)	80% of Initial Level
EEM	Various (all greater than Trigger Level)	110% of Initial Level

Because the Final Level of an Underlying is not less than its Knock-In Level, a Knock-In Event has not occurred.

Even though the Final Level of an Underlying is above its Initial Level, you will not participate in any appreciation of any such Underlying.

Also, because the Final Level of the Lowest Performing Underlying is less than its Threshold Level but a Knock-In Event has not occurred, the Underlying Return of the Lowest Performing Underlying will equal the Contingent Minimum Return of 10%.

The Redemption Amount = $1,000 × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 + 0.10) = $1,100

Example 4: The securities are not automatically redeemed; the Final Level of an Underlying is less than its Knock-In Level.

Underlying	Closing level on each Trigger Observation Date	Final Level
SX5E	Various (all less than Trigger Level)	120% of Initial Level
EEM	Various (all greater than Trigger Level)	40% of Initial Level

Because the Final Level of an Underlying is less than its Knock-In Level, a Knock-In Event has occurred.

Even though the Final Level of an Underlying is above its Initial Level, you will not participate in any appreciation of any such Underlying and will be exposed to the depreciation in the Lowest Performing Underlying.

Therefore, the Redemption Amount is determined as follows:

Underlying Return of the Lowest Performing Underlying	=	(Final Level - Initial Level) / Initial Level
	=	−60%
Redemption Amount	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × 0.40
	=	$400

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the securities are not automatically redeemed and a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the securities, and you will lose your entire investment if the Final Level of the Lowest Performing Underlying is zero. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE PROBABILITY THAT THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING WILL BE LESS THAN ITS KNOCK-IN LEVEL WILL DEPEND ON THE VOLATILITY OF SUCH UNDERLYING — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level of such Underlying could be less than its Knock-In Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlyings as of the Trade Date. The volatility of the Underlyings can change significantly over the term of the securities. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide the same return as the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	YOU WILL NOT RECEIVE ANY MINIMUM RETURN IF A KNOCK-IN EVENT HAS OCCURRED — If the securities are not automatically redeemed and if the Final Level of an Underlying is less than its Knock-In Level, you will not receive the Contingent Minimum Return of 10% on the securities and you will be fully exposed to any depreciation of the level of the Lowest Performing Underlying from its Initial Level to its Final Level. Under these circumstances, you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Level of the Lowest Performing Underlying as compared to its Initial Level. You could lose your entire investment.

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlyings. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	APPRECIATION POTENTIAL IS LIMITED — The appreciation potential of the securities will be limited to (i) the Automatic Redemption Premium applicable to the relevant Trigger Observation Date or (ii) the Contingent Maximum Return, regardless of any appreciation in the Underlyings, which may be significant. If a Trigger Event does not occur, the Final Level of any Underlying is less than its Threshold Level and a Knock-In Event does not occur, for each $1,000 principal amount of securities, you will receive at maturity a cash payment of $1,000 multiplied by the sum of one plus the Contingent Minimum Return of 10%. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	THE RETURN ON THE SECURITIES WILL BE AFFECTED BY THE KNOCK-IN LEVEL FOR EACH UNDERLYING AND BY WHETHER A KNOCK-IN EVENT HAS OCCURRED — The return on the securities will be affected by the Knock-In Level for each Underlying and by whether a Knock-In Event has occurred. If the securities are not automatically redeemed and a Knock-In Event has occurred, you will receive less than your principal amount at maturity.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Knock-In Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THE CLOSING LEVEL OF THE EURO STOXX 50® INDEX WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATIVE TO THE U.S. DOLLAR EVEN THOUGH THE EQUITY SECURITIES INCLUDED IN THE EURO STOXX 50® INDEX ARE TRADED IN A FOREIGN CURRENCY AND THE SECURITIES ARE DENOMINATED IN U.S. DOLLARS — The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•	THERE ARE RISKS ASSOCIATED WITH THE ISHARES® MSCI EMERGING MARKETS ETF — Although shares of the iShares® MSCI Emerging Markets ETF, the “Reference Fund,” are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Fund or that there will be liquidity in the trading market. The Reference Fund is subject to management risk, which is the risk that a Reference Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Reference Fund’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Reference Fund. Any of these actions could adversely affect the price of the shares of the Reference Fund and consequently the value of the securities. For additional information on the Reference Fund, see “The Underlyings” herein.

•	THE PERFORMANCE AND MARKET VALUE OF THE REFERENCE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — The Reference Fund will generally invest in all of the equity securities included in the index tracked by the Reference Fund, the “Tracked Index,” but may not fully replicate the Tracked Index. There may be instances where a Reference Fund’s investment advisor may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that such investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Reference Fund are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Reference Fund may differ from the net asset value per share of such Reference Fund.

During periods of market volatility, securities held by the Reference Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Reference Fund and the liquidity of such Reference Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Reference Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Fund. As a result, under these circumstances, the market value of shares of the Reference Fund may vary substantially from the net asset value per share of such Reference Fund. For these reasons, the performance of the Reference Fund may not correlate with the performance of its Tracked Index. For additional information on the Reference Fund, see “The Underlyings” herein.

•	EMERGING MARKETS RISK — The Reference Fund is exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the securities.

•	CURRENCY EXCHANGE RISK — Because the prices of the equity securities included in the Reference Fund are converted into U.S. dollars for purposes of calculating the level of the Reference Fund, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the Reference Fund trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the Reference Fund, the level of the Reference Fund and the value of the securities.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in the Underlyings are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the Underlyings may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the Underlyings, and therefore the performance of the Underlyings and the value of the securities.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Reference Fund or instruments related to the Underlyings. We or our affiliates may also trade in the Reference Fund or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Reference Fund or the assets that comprise the Underlyings. The return on your investment is not the same as the total return based on the purchase of shares of the Reference Fund or the assets that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Reference Fund or the assets that comprise the Underlyings.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Fund. However, an adjustment will not be required in response to all events that could affect the Reference Fund. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a risk that a security will be treated as a

“constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The EURO STOXX 50® Index

For additional information on the EURO STOXX 50® Index, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

The iShares® MSCI Emerging Markets ETF

We have derived all information contained herein regarding the iShares® MSCI Emerging Markets ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® MSCI Emerging Markets ETF and acts as investment advisor to the iShares® MSCI Emerging Markets ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® MSCI Emerging Markets ETF.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to track the investment results of the MSCI Emerging Markets Index, which is designed to measure equity market performance in the global emerging markets.

iShares, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information filed by iShares, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 033-97598 and 811-09102. Shares of the iShares® MSCI Emerging Markets ETF are listed on the NYSE Arca under ticker symbol “EEM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing levels of such Underlyings from January 2, 2013 through September 17, 2018. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the EURO STOXX 50® Index, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement. For additional information on the iShares® MSCI Emerging Markets ETF, see “The Underlyings” herein.

The closing level of the EURO STOXX 50® Index on September 17, 2018 was 3346.11.

The closing level of the iShares® MSCI Emerging Markets ETF on September 17, 2018 was $41.58.

Historical Performance of the iShares® MSCI Emerging Markets ETF
Closing Level ($)
60
50
40
30
20
10
0
Jan-13
Apr-13
Jul-13
Oct-13
Jan-14
Apr-14
Jul-14
Oct-14
Jan-15
Apr-15
Jul-15
Oct-15
Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18
Source: Bloomberg

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as described herein is respected, there is a risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “Material United States Federal Income Tax Considerations—U.S. Holders—Constructive Ownership Transaction Rules” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S.

equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

We or any Agent may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $30 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. The Agent(s) through whom we distribute securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by the Agent(s), may be compensated separately and may also receive commissions from purchasers for whom they may act as agents. CSSU will also pay certain institutions or service providers a fee of $2.50 per security in consideration for providing education, structuring or other services with respect to the distribution of the securities. The Agent(s) may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, the Agent(s) may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Credit Suisse